EXHIBIT 99

Gander Mountain Reports Record 2006 Sales and Operating Income

Sales increase 16 percent for the fourth quarter —
Operating Income reaches $29.2 million.

ST. PAUL, Minn., March 29, 2007 — Gander Mountain Company (Nasdaq: GMTN), the nation’s largest retail network of stores for hunting, fishing, camping, boats, marine and outdoor lifestyle products and services, today reported results for the fourth quarter and fiscal year ended February 3, 2007.  The fiscal fourth quarter included 14 weeks as compared to 13 weeks for the fourth quarter of fiscal 2005 and the fiscal year included 53 weeks as compared to 52 weeks in fiscal 2005.

For the fourth quarter, sales increased 16.4 percent to $326.9 million. Comparable store sales increased 0.4 percent on a 14-week comparable basis.  Income from operations was $29.2 million, an increase of 12.1 percent. For the quarter, the company reported net income of $15.3 million, or $0.85 per diluted share, compared to net income of $22.2 million, or $1.45 per diluted share, in the fourth quarter of 2005.  Income for the 2006 fourth quarter includes a pre-tax non-cash charge of $9.0 million or ($0.50) per diluted share related to a previously announced fourth quarter transaction as described below.

On December 12, 2006, Gander Mountain Company announced that David C. Pratt had entered into an agreement to purchase 5,701,255 newly issued shares of common stock at a price of $8.77 per share for a total purchase price of $50.0 million. The purchase price in the equity financing was paid with $30 million in cash and the surrender and cancellation of the company’s $20 million note originally issued to a Pratt family trust. The non-cash charge of $9.0 million is due to technical accounting requirements related to the conversion of debt to equity securities.  It is a one-time, non-cash charge and has no impact on total shareholders’ equity or cash provided by operations.

For the fiscal year ended February 3, 2007, Gander Mountain reported sales of $911.4 million, an increase of 13.3 percent over 2005. Comparable store sales declined 1.1 percent on a 53 week comparable basis. Income from operations improved to $15.0 million from a loss of $2.2 million for fiscal 2005.  The company reported a net loss for the fiscal year of $13.2 million, or ($0.88) per diluted share, compared to a net loss of $13.3 million, or ($0.93) per diluted share for fiscal 2005. In addition to the non-cash charge discussed above, which was ($0.60) per share on a diluted basis, the results for fiscal 2006 include a $1.4 million pre-tax gain from the insurance settlement related to the flooding of the company’s Binghamton, N.Y. store in June 2006.  The results for fiscal 2005 include a pre-tax payment to Gander Mountain of $2.5 million related to the termination of the company’s previous co-branded credit card agreement.

“I am pleased to report a good year at Gander Mountain, with record sales and operating income,” said Mark Baker, president and CEO. “The December equity transaction positions us for stronger performance with increased financial flexibility to support profitable growth.  Our investment in 13 new stores in the coming year will continue to diversify our geographic base.”

Fourth Quarter and Full Year 2006 Financial Highlights:

•              The company opened eight stores on the year, bringing the total number of stores operated at year end to 105, including one relocation.  The company plans to open 13 stores in fiscal 2007, including three relocations.

•              For the year, operating income increased to a record $15.0 million.  For the quarter, operating income increased to a record $29.2 million.

•              Gross profit increased 16.8 percent to $224.7 million in fiscal 2006.  As a percent of sales, gross profit increased 80 basis points to 24.7 percent.  For the fourth quarter, gross profit increased 19.6 percent to $90.8 million and as a percentage of sales, increased 80 basis points to 27.8 percent.

•              In fiscal 2006, store operating expense increased 8.4 percent to $167.5 million. As a percent of sales, store operating expenses decreased from 19.2 percent to 18.4 percent.  For the quarter, store operating expenses increased 23.5 percent to $50.6 million.  As a percent of sales, store operating expenses increased from 14.6 percent to 15.5 percent as planned efforts designed to drive sales resulted in increased advertising and labor costs.

•              General and administrative expense (G&A) increased 12.2 percent in fiscal 2006 to $40.4 million, but declined as a percent of sales from 4.5 to 4.4 percent. For the year, G&A was affected by approximately $900,000 of stock option expense resulting from the adoption of FASB 123(R) at the beginning of fiscal 2006.  For the fourth quarter, G&A increased 23.6 percent to $11.0 million. As a percent of sales, G&A increased to 3.4 from 3.2 percent.

•              Borrowings on the credit facility at year end were $168.5 million, with availability of $51.3 million at the end of the period.

“Thanks to the hard work and enthusiasm of our associates, we have built the Gander Mountain brand and expanded our network of retail stores. In 2006, we were encouraged by successful new stores openings in markets like Florida, Texas, Tennessee, and Alabama, which support our strategy of regional diversification,” said Baker.  “In the coming year, as we build on the consistent execution in merchandising we saw in the second half of 2006, our customers will see new products and services from Gander

Mountain, including great new offerings like Tracker boats, improved apparel assortments for women and children, and new presentations in hunting and fishing.”

Conference Call Information

A conference call to discuss these results will be held today at 4:00 p.m. Central Time. The conference call will be Webcast from http://www.GanderMountain.com . To register for the event, please go to the Web site at least 15 minutes early to register, download and install any necessary audio software.

For those who cannot listen to the live broadcast, an archived Webcast will be available shortly after the conclusion of the call, and remain available on http://www.GanderMountain.com for approximately 90 days. The transcript will be posted on the site as well.

About Gander Mountain Company

Gander Mountain Company (Nasdaq: GMTN), headquartered in Saint Paul, Minnesota, is the nation’s largest retail network of stores for hunting, fishing, camping, boating, marine and outdoor lifestyle products and services. Since 1960, the Gander Mountain brand has offered an expanding assortment of competitively priced outdoor equipment, technical apparel and footwear, as well as gunsmith, archery, ATV and marine services. The stores feature national, regional and local brands as well as the company’s owned brands. Focused on a “We Live Outdoors®” culture, Gander Mountain dedicates itself to creating outdoor memories. There are currently 105 conveniently located Gander Mountain outdoor lifestyle stores in 22 states. For the nearest store location call 800-282-5993 or visit http://www.GanderMountain.com .

Cautionary Note Regarding Forward-Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements. All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risks and Factors Affecting Current and Future Results” section of the company’s Annual Report on Form 10-K for fiscal 2005 and other required reports, as filed with the SEC, which are available at http://www.GanderMountain.com and at the SEC’s website at http://www.sec.gov.

Gander Mountain Company

Statements of Operations

(In thousands, except per share data)

	4th Quarter		Fiscal Year
	14 weeks	13 weeks	53 weeks	52 weeks
	February 3,	January 28,	February 3,	January 28,
	2007	2006	2007	2006
Sales	$326,885	$280,822	$911,438	$804,474
Cost of goods sold	236,132	204,949	686,722	612,029
Gross profit	90,753	75,873	224,716	192,445

Operating expenses:
Store operating expenses	50,576	40,950	167,456	154,542
General and administrative expenses	10,984	8,885	40,433	36,049
Pre-opening expenses	-	-	3,245	6,555
Gain on insurance settlement	-	-	(1,400)	-
Gain on contract settlement	-	-	-	(2,500)
Income (loss) from operations	29,193	26,038	14,982	(2,201)
Interest expense, net	4,898	3,856	19,187	11,106
Debt conversion charge	9,037	-	9,037	-
Income (loss) before income taxes	15,258	22,182	(13,242)	(13,307)
Income tax provision	-	-	-	-
Net income (loss)	$15,258	$22,182	$(13,242)	$(13,307)

Income (loss) per common share
Basic	$0.88	$1.55	$(0.88)	$(0.93)
Diluted	$0.85	$1.45	$(0.88)	$(0.93)

Weighted average common shares outstanding
Basic	17,340	14,271	15,100	14,257
Diluted	18,101	15,539	15,100	14,257

Gander Mountain Company

Balance Sheets

(In thousands)

	February 3,	January 28,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$1,342	$1,580
Accounts receivable	10,337	7,215
Inventories	349,120	308,395
Prepaids and other current assets	10,681	4,557
Total current assets	371,480	321,747
Property and equipment, net	144,439	132,447
Other assets, net	5,698	4,736
Total assets	$521,617	$458,930

Liabilities and shareholders’ equity
Current liabilities:
Borrowings under credit facility	$168,485	$174,936
Accounts payable	62,868	35,465
Accrued and other current liabilities	48,032	41,082
Current maturities of long term debt	1,677	697
Total current liabilities	281,062	252,180

Unsecured convertible note payable	-	20,000
Long term debt	16,421	10,953
Other long term liabilities	27,343	25,972

Shareholders’ equity:
Preferred stock ($.01 par value, 5,000,000 shares authorized; no shares issued and outstanding)	-	-
Common stock ($.01 par value, 100,000,000 shares authorized; 20,027,788 and 14,285,287 shares issued and outstanding)	200	143
Additional paid-in-capital	252,408	192,257
Notes receivable from shareholders	(4,100)	(4,100)
Accumulated deficit	(51,717)	(38,475)
Total shareholders' equity	196,791	149,825
Total liabilities and shareholders' equity	$521,617	$458,930

Gander Mountain Company

Statements of Cash Flows

(In thousands)

	Fiscal Year
	53 weeks	52 weeks
	February 3,	January 28,
	2007	2006
Operating activities
Net loss	$(13,242)	$(13,307)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	22,829	18,754
Debt conversion charge	9,037	-
Stock-based compensation expense	1,343	319
(Gain) loss on disposal of assets	(700)	389
Change in operating assets and liabilities:
Accounts receivable	(5,722)	2,132
Inventories	(40,725)	(44,257)
Prepaid expenses and other assets	(7,940)	(119)
Accounts payable and other liabilities	35,724	5,810
Net cash provided by / (used) in operating activities	604	(30,279)

Investing activities
Purchases of property and equipment	(36,488)	(60,320)
Proceeds from insurance settlement	6,097	-
Proceeds from sales of assets	2,100	10,843
Net cash used in investing activities	(28,291)	(49,477)

Financing activities
(Repayments) borrowings under credit facility, net	(6,451)	60,495
Proceeds from long term debt	5,300	20,000
Reductions in long term debt	(1,229)	(697)
Proceeds from exercise of stock options and stock sales, net	29,829	505
Net cash provided by financing activities	27,449	80,303

Net (decrease) / increase in cash	(238)	547
Cash, beginning of period	1,580	1,033
Cash, end of period	$1,342	$1,580

Non-cash financing and investing activities: In December 2006, the Company issued 2,280,502 shares of common stock as consideration for the cancellation of the Company’s outstanding $20 million note payable held by a member of the Company’s board of directors. Other non-cash activities during fiscal year 2006 include the purchase of equipment totaling approximately $2.4 million that was financed through capital leases.